Exhibit 99

News Release

For further information contact:

Investor Relations:

James Shields

901.597.6839

James.Shields@servicemaster.com

Media:

Peter Tosches

901.597.8449 (office)

901.692.2220 (mobile)

Peter.Tosches@servicemaster.com

ServiceMaster Global Holdings, Inc. Announces

Redemption of $200 Million of 8% Senior Notes due 2020 and
Incremental Borrowings Under Term Loan Facility

MEMPHIS, TENN, — April 1, 2015 — ServiceMaster Global Holdings, Inc. (NYSE: SERV) (“ServiceMaster”) announced today that The ServiceMaster Company, LLC (the “SvM”), an indirect wholly-owned subsidiary of ServiceMaster, effected the previously announced redemption of $200 million in aggregate principal amount of SvM’s outstanding 8% Senior Notes due 2020 (the “Notes”), which represents all of the outstanding Notes.

In order to effect the redemption, SvM secured $175 million in incremental loans under its term loan facility maturing 2021.  After giving effect to the incremental borrowings, outstanding loans under SvM’s term loan facility amount to $1.991 billion as of April 1, 2015.  SvM used the proceeds from the incremental loans, together with cash on hand, to redeem the $200 million of Notes at a redemption price of 106% of the principal amount of such Notes and to pay accrued but unpaid interest thereon.

Alan Haughie, ServiceMaster’s chief financial officer, noted, “Our ability to secure the incremental commitments from the term lenders to fund the redemption of the $200 million of Notes shows the confidence that the financial community has in ServiceMaster.”  Haughie also stated, “The redemption of the 8% Notes will translate into reduced interest expense going forward and reflects our continuing commitment to deleverage our balance sheet.”

About ServiceMaster Global Holdings, Inc.

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned, franchised and licensed locations.  The company’s portfolio of well-recognized brands includes Terminix (termite and pest control), American Home Shield (home warranties), ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspections).  The company is headquartered in Memphis, Tenn.  Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

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